Exhibit 10.7

ONCTERNAL THERAPEUTICS INC.

AMENDED AND RESTATED ANNUAL INCENTIVE PLAN

Sept. 12, 2019 / Effective: FY 2019

1.	PURPOSE

This Amended and Restated Oncternal Therapeutics, Inc. Annual Incentive Plan (the “Plan”) is intended to provide an incentive for eligible employees and certain consultants of Oncternal Therapeutics Inc. (the “Company”) to perform to the best of their abilities and achieve the Company’s corporate objectives, to further the growth, development and financial success of the Company, and to enable the Company to attract and retain highly qualified employees and consultants.

2.PARTICIPANTS

All employees of the Company and its subsidiaries meeting the eligibility requirements set forth in this Section 2, and certain consultants to the Company approved by the Committee, shall be eligible to receive a bonus award (an “Award”) hereunder (each such eligible employee or consultant, a “Participant”). To receive an Award under the Plan with respect to any Incentive Plan Year (as defined below), a Participant must:

(a)

Be an “Active” employee or consultant as of the date of payment of his or her Award. For purposes of this Plan, “Active” shall mean an employee who is actively employed by, or a consultant actively engaged by, the Company, including an employee on an approved leave of absence, such as medical, personal or military leave, but not an employee who has been moved to “inactive” status pursuant to the Company’s employee handbook or a consultant who has ceased providing services to the Company.

(b)

In the case of employees, be a “Regular Full-Time Employee” at the end of the relevant Incentive Plan Year. For purposes of this Plan, “Regular Full-Time Employee” shall mean an employee who is regularly scheduled to work at least 20 hours per week. The preceding hours requirement will be prorated for employees out on a medical leave of absence covered by the federal Family and Medical Leave Act or similar state law, and will not apply to consultants. Temporary or seasonal employees, interns, independent contractors and consultants are ineligible to participate in the Plan, except for consultants approved by the Committee.

(c)	Have been an eligible employee of, or consultant to, the Company for at least three consecutive months prior to the end of the relevant Incentive Plan Year.

(d)

Be an employee or consultant in good standing (e.g., not on a performance improvement plan) as of the last day of the Incentive Plan Year or the date the Awards are paid and performing at a minimum level of “Needs Improvement” or higher at the time his or her Award is paid.

(e)

Not engage in, and/or be involuntarily terminated as a result of, serious misconduct (e.g., theft, dishonesty, workplace violence) or a violation of Company policy during the Incentive Plan Year or prior to the payment of his or her Award, as determined by the Company.

3.	THE COMMITTEE

The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”). The Committee shall have the discretion and authority to (a) administer and interpret the Plan, including the authority to establish one or more bonus programs under the Plan from time to time containing such terms and conditions as the Committee may determine or deem appropriate in its discretion, and (b) delegate authority to administer the Plan with respect to Awards to employees below the

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level of Vice President to the Company’s Chief Executive Officer.

4.	PERFORMANCE GOALS.

The Plan is intended to provide incentive for the achievement of approved annual corporate and individual objectives (the “Performance Goals”) with respect to each calendar year during the term of the Plan (each an “Incentive Plan Year”).

(a)

Corporate Performance Goals. Prior to or at the beginning of each Incentive Plan Year, the Committee shall review the Corporate Performance Goals recommended by the Company’s Chief Executive Officer for such Incentive Plan Year, and approve such Corporate Performance Goals in the Committee’s sole discretion. It is intended that the Corporate Performance Goals be objectively determinable and based upon metrics set forth in the Company’s annual business plan or strategic objectives consistent with the Company’s annual business plan, with the weighting of the various objectives to be approved by the Committee.

(b)

Individual Performance Goals. Commencing with the Company’s fiscal year beginning on January 1, 2020, all Participants in the Plan will work with their managers to develop a list of key Individual Performance Goals, which Individual Performance Goals will be subject to the approval of each Participant’s manager. The Individual Performance Goals for the executive officers of the Company, if applicable, will be approved by the Chief Executive Officer of the Company.

5.	TARGET AWARD PERCENTAGES

Each Participant who is an employee will be assigned a “Target Award Percentage” based on his or her job classification and responsibilities. An employee Participant’s Target Award Percentage for any given Incentive Plan Year will be based on his or her job classification as of December 31 of such Incentive Plan Year. The Target Award Percentages will be reviewed annually by the Committee and adjusted as necessary or appropriate. The initial Target Award Percentages for purposes of the Plan will be as follows:

PositionTarget Award Percentage (% of base salary)

Chief Executive Officer	50%
EVP/C Level	40%
Senior Vice President / Vice President	35%
Senior Director / Director	20%
Manager	10%
Professional	7.5%
Clerical	5%

A “Target Award” for each Participant who is an employee for each Incentive Plan Year will be determined by multiplying his or her “Target Award Percentage” by his or her base salary as of December 31 of such Incentive Plan Year.

The Target Award for each Participant who is a consultant for each Incentive Plan Year will be determined by the Committee in its sole discretion.

6.	WEIGHTINGS

Other than the Chief Executive Officer of the Company, whose Award will be determined solely by reference to Corporate Performance Goal achievement as set forth below, a portion of each Participant’s Award will be based on Corporate Performance Goal achievement and a portion will be based on Individual Performance Goal achievement. The relative weight between these goals will vary based on levels within

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the organization. The weighting will be reviewed annually by the Committee and be adjusted, as necessary or appropriate.

The initial weightings for purposes of the Plan will be as follows:

Chief Executive Officer	Corporate 100%	Individual 0%
Other C-level Senior Vice President / Vice President	80% 70%	20% 30%
Senior Director / Director	60%	40%
All other employees	50%	50%
Consultants	To be determined by the Committee

7.PERFORMANCE MEASUREMENT

Separate “Performance Factors” will be established for each of the Corporate and Individual Performance Goals applicable to each Award for each Incentive Plan Year.

(a)Corporate Performance Factor. The Chief Executive Officer of the Company will present to the Committee for its approval his or her assessment of the level of the Company’s achievement of its Corporate Performance Goals, in the Committee’s sole discretion. The corporate “Performance Factor” shall be expressed as a percentage within the range specified by the Committee with respect to each Incentive Plan Year, which percentage may exceed 100%. The same corporate “Performance Factor,” as approved by the Committee, shall be used for the corporate component of each Participant’s Award.

(b)

Individual Performance Factor. A Participant’s achievement level relative to his or her Individual Performance Goals will be used to calculate a Performance Factor for such Participant, which shall be expressed as a percentage within the range specified by the Committee or its designee with respect to each Incentive Plan Year, which percentage may exceed 100%. While a Participant’s direct manager shall take a Participant’s achievement with respect to his or her Individual Performance Goals for the Incentive Plan Year into account in determining the individual Performance Factor, any such determination remains in the sole discretion of the direct manager based on their subjective assessment of a Participant’s overall performance. The proposed individual Performance Factors for the executive officers of the Company will be presented by the Chief Executive Officer of the Company to the Committee for its approval, which shall retain the sole discretion to determine such executives’ individual Performance Factors based on its subjective assessment of each executive’s overall performance.

(c)	Performance Measurement. Unless otherwise determined by the Committee, the corporate Performance Factor and each individual Performance Factor will be within the following ranges:

Performance Category	Performance Factor
1. Performance for the year was outstanding and exceeded objectives	125% to 150%
2. Performance for the year met or exceeded objectives or was excellent in view of prevailing conditions	100% to 125%

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3. Performance generally met the year’s objectives or was acceptable in view of prevailing conditions	50% to 100%
4. Performance for the year met some but not all objectives	1% to 50%
5. The goal was not achieved and performance was not acceptable in view of prevailing conditions	0%

Unless otherwise determined by the Committee, each goal will be evaluated separately, the appropriate weighting applied and a total Performance Factor determined.

8.	AWARD CALCULATIONS

The actual Award for a Participant will be calculated by allocating the Target Award for such Participant between the corporate and individual weightings for the relevant Incentive Plan Year, and then applying the corresponding corporate and individual Performance Factors to each such amount, respectively.

The example below shows a sample Award calculation under the Plan. First, a total Target Award is calculated by multiplying the Plan Participant’s base salary by the Target Award Percentage. The resulting amount is then divided into its corporate component and its individual component, if any, based on the relative weightings for that Participant’s specific position. This calculation establishes specific dollar Target Award for the Plan year for each component of the Award.

Example:	Position:	Vice President
	Base Salary:	$200,000
	Target Award Percentage:	35%
	Target Award (in dollars):	$70,000

Assumed Performance Factors based on the following assessment of corporate and individual performance:

Corporate Performance Factor90%

Individual Performance Factor100%

Award Calculation:

Target Award components (based on weightings): Corporate performance (70%):	$49,000

Individual performance (30%):$21,000

Corporate component$44,100 ($49,000 x 90%)

Individual component$21,000 ($21,000 x 100%)

Total Award:$65,100 (93% of Target Award)

Award calculations for employee Participants will be based on such Participant’s base salary as of the last day of the applicable Incentive Plan Year.

A Participant who has been an eligible employee or consultant for less than a year, but who is an

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eligible employee or consultant for at least three months prior to the end of an Incentive Plan Year and remains continuously employed or engaged as a consultant through the end of such Incentive Plan Year, will receive a pro-rata Award based on the portion of the Incentive Plan Year he or she was an eligible employee or consultant. Award payments may also be prorated for any time during an Incentive Plan Year an otherwise eligible employee was not classified as an Active employee or Regular Full-Time Employee during such Incentive Plan Year, in the discretion of the Committee. Other than as stated above, Awards will not be prorated for partial year service.

The Committee may, in its discretion, reduce or eliminate an Award otherwise payable to any Participant. Any such reduction or elimination may be made based on such objective or subjective determinations as the Committee determines appropriate.

9.	PAYMENT OF AWARDS

The payment of Awards under the Plan shall be made after the issuance of the Company’s year-end audited financial statements for the Incentive Plan Year, but not later than December 31 of the year following the Incentive Plan Year, and shall be subject to such terms and conditions as may be determined by the Committee in its sole discretion. As provided in Section 2, a Participant must be an Active employee or eligible consultant of the Company or its subsidiaries and in good standing as of the date on which the Award is paid in order to be entitled to receive such Award. If a Participant dies, or a Participant’s employment with, or engagement by, the Company is terminated for any reason prior to the payment of his or her Award, the payment of any Award (and in the case of death, the person or persons to whom such payment shall be made) shall be determined at the sole discretion of the Committee.

Any Award that becomes payable under the Plan may be paid in the form of cash, shares of the Company’s common stock, stock options and/or another form of equity award, or a combination thereof, as determined by the Committee in its sole discretion. To the extent that the Committee determines to pay an Award in the form of shares of the Company’s common stock, such shares shall be awarded under the Company’s Incentive Award Plan, as amended from time to time, and shall be subject to the terms and conditions thereof.

10.	AMENDMENT, SUSPENSION AND TERMINATION

The Compensation Committee may amend, suspend or terminate the Plan at any time in its sole discretion. Such discretion may be exercised any time before, during, and after the Plan Year is completed. In the event of the Plan’s termination prior to the payment of an Award, such Award will not be payable under this Plan. Such discretion may be exercised any time before, during and after the Incentive Plan Year is completed. No Participant shall have any vested right to receive any payment until actual delivery of such compensation.

11.	MISCELLANEOUS

(a)	The Company shall deduct all federal, state, and local taxes required by law or Company policy from any Award paid hereunder.

(b)

In no event shall the Company be obligated to pay to any Participant an Award for any period by reason of the Company’s payment of an Award to such Participant in any other period, or by reason of the Company’s payment of an Award to any other Participant or Participants in such period or in any other period.

(c)	This Plan does not, and Company policies and practices in administering this Plan do not, constitute an express or implied contract or other agreement concerning the payment of any Award or the

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duration of any Participant’s employment with, or engagement by, the Company. The employment relationship of each employee Participant is “at will” and may be terminated at any time by the Company or by the Participant, with or without cause.

(d)

The Plan shall be unfunded. Amounts payable under the Plan are not and will not be transferred into a trust or otherwise set aside. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Award under the Plan. Any accounts under the Plan are for bookkeeping purposes only and do not represent a claim against the specific assets of the Company.

(e)

No rights of any Participant to payments of any amounts under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated. All rights with respect to an Award granted to a Participant under the Plan shall be available during his or her lifetime only to the Participant.

(f)	Any provision of the Plan that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of the Plan.

(g)	The Plan shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of California (without regard to principles of conflicts of law).